Exhibit 99.1
__________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Adam Orvos	Betty Chen
	Executive Vice President,	Vice President, Investor Relations
	Chief Financial Officer	(925) 468-1010
	(925) 965-4550	betty.chen@ros.com

ROSS STORES REPORTS FOURTH QUARTER AND FISCAL 2021 RESULTS
AND PROVIDES FIRST QUARTER AND FISCAL 2022 OUTLOOK

ANNOUNCES NEW TWO-YEAR $1.9 BILLION STOCK REPURCHASE AUTHORIZATION
AND INCREASES QUARTERLY CASH DIVIDEND

RAISES LONG-TERM STORE GROWTH POTENTIAL

Dublin, California, March 1, 2022 -- Ross Stores, Inc. (NASDAQ: ROST) today reported earnings per share for the 13 weeks ended January 29, 2022 of $1.04 on net income of $367 million. This compares to $1.28 per share on net earnings of $456 million for the 13 weeks ended February 1, 2020. Sales for the fourth quarter of 2021 were $5.0 billion, with comparable store sales up 9% versus the same period in 2019.

For the 2021 fiscal year ended January 29, 2022, earnings per share were $4.87 on net income of $1.72 billion, up from $4.60 per share on net earnings of $1.66 billion in 2019. Total sales for 2021 grew 18% to $18.9 billion, up from $16.0 billion in fiscal 2019, with comparable store sales up 13%.

Barbara Rentler, Chief Executive Officer, commented, “We achieved strong sales results in the fourth quarter despite the negative impact from both the surge in Omicron cases during the peak holiday selling period and continued supply chain congestion.”

She continued, “Fourth quarter operating margin of 9.8% was down from 13.3% in 2019 mainly due to ongoing headwinds from higher freight, wages, and COVID-related costs.”

ROSS STORES, INC. 5130 Hacienda Drive, Dublin, CA 94568 (925) 965-4400

Board Authorizes $1.9 Billion Stock Repurchase Program and Increases Dividend

The Company’s Board of Directors recently authorized a new two-year program to repurchase up to $1.9 billion of common stock through fiscal 2023. This authorization replaces the $850 million remaining under the prior buyback authorization announced in May 2021. A total of $650 million of common stock was repurchased under the previous program in fiscal 2021. The Board also increased the quarterly cash dividend by 9% to $0.31 per share to be payable on March 31, 2022 to stockholders of record as of March 15, 2022.

In commenting on these actions, Ms. Rentler noted, “The increases to our stock repurchase and dividend programs reflect our ongoing commitment to enhancing stockholder value and returns, confidence in our projected future cash flows as well as the strength of our balance sheet.”

Fiscal 2022 Outlook

Looking ahead, Ms. Rentler commented, “Fiscal 2022 is extremely difficult to predict, especially early in the year. In addition to the ongoing Omicron surge that began just before Christmas, we are up against last year’s record government stimulus and the lifting of COVID restrictions that led to unprecedented consumer demand which fueled extraordinary sales gains in the Spring of 2021.”

She continued, “For the 52 weeks ending January 28, 2023, comparable store sales are forecast to be flat to up 3% versus a 13% gain in fiscal 2021. Earnings per share for fiscal 2022 are projected to be $4.71 to $5.12 compared to $4.87 in the prior year. This guidance reflects our expectation for sales and profitability to improve as we move through the year.”

Ms. Rentler added, “While we hope to do better, given the aforementioned stimulus benefits and strong pent-up demand early last year, we are forecasting comparable store sales to be down 2% to down 4% on top of a 13% gain for the 13 weeks ended May 1, 2021. Earnings per share for the 2022 first quarter are projected to be $0.93 to $0.99 versus $1.34 in the prior year period, as we face larger headwinds from higher freight and wage costs early in the year.”

Company Raises Targets for Long-Term Store Potential and EPS Growth

Turning to the longer term, Ms. Rentler noted, “Given consumers’ increased focus on value and convenience, we have seen favorable sales trends in both our new and in-fill market stores. As a result, along with the large number of retail closures and bankruptcies over the last several years, we now believe that Ross Dress for Less can expand to about 2,900 locations, up from our prior target of 2,400, and that dd’s DISCOUNTS can eventually become a chain of approximately 700 stores, versus our previous projection of 600. This represents an overall 20% increase in our forecasted potential to 3,600 stores, providing substantial runway for expansion relative to our year-end store count of 1,923 locations.”

She added, “We operate in an attractive sector of retail and our mission continues to be delivering the best bargains possible to leverage our favorable market position. Looking at 2023 and beyond, we are targeting a return to double-digit earnings per share growth, driven by a combination of same store sales gains, operating margin improvement, accelerated new store openings, and our ongoing stock repurchase program.”

Ms. Rentler concluded, “We especially want to thank our talented Associates throughout the Company whose dedication has enabled us to successfully navigate through the unprecedented challenges of the past two years. We believe their continued efforts will allow us to capitalize on our opportunities for future sales and earnings growth while also delivering strong returns to stockholders over the coming years.”

The Company will host a conference call on Tuesday, March 1, 2022 at 4:15 p.m. Eastern time to provide additional details concerning its fourth quarter and fiscal year 2021 results, and management’s outlook for fiscal 2022. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 404-537-3406, PIN #3767311 until 8:00 p.m. Eastern time on March 8, 2022, as well as on the Company’s website.

Forward-Looking Statements: This press release and the related conference call remarks contains forward-looking statements regarding projected sales and earnings, planned new store growth, and other financial results and market conditions in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “outlook,” “looking ahead,” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, the uncertainties and potential for the recurrence of significant business disruptions arising from the COVID-19 pandemic, including its unknown duration, the potential for new virus variants and future resurgences, as well as possible mandates or restrictions, and the potential adverse impact on consumer demand and our business; changes in the level of consumer spending on or preferences for apparel and home-related merchandise; impacts from the macro-economic environment, including inflation, housing costs, energy and fuel costs, financial and credit markets, interest rates, geopolitical conflicts and conditions, unemployment levels or public health issues (such as pandemics) that affect consumer confidence and consumer disposable income; our need to effectively manage our inventories, markdowns, and inventory shortage to achieve planned gross margins; competitive pressures in the apparel or home-related merchandise retailing industry; issues associated with importing and selling merchandise produced in other countries, including risks from supply chain disruptions due to port of exit/entry congestion, shipping delays and ocean freight cost increases, and risks from other supply chain related disruptions, including those due to COVID-19 closures; unseasonable weather that may affect shopping patterns and consumer demand for seasonal apparel and other merchandise, and that may result in temporary store closures and disruptions in deliveries of merchandise to our stores; market availability, quantity, and quality of attractive brand name merchandise at desirable discounts and our buyers’ ability to purchase merchandise that enables us to offer customers a wide assortment of merchandise at competitive prices; potential data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could result in theft or unauthorized disclosure of customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business; potential disruptions in our information systems; issues involving the quality, safety, or authenticity of products we sell, which could harm our reputation, result in lost sales, and/or increase our costs; an adverse outcome in various legal, regulatory, or tax matters, or the adoption of new federal or state tax legislation that increases tax rates or adds new taxes, could increase our costs; damage to our corporate reputation or brands; our need to continually attract, train, and retain associates to execute our off-price strategies; our need to effectively advertise and market our business; changes in U.S. tax, tariff, or trade policy regarding apparel and home-related merchandise produced in other countries that could adversely affect our business; volatility in revenues and earnings; an additional pandemic, natural or man-made disaster in California or in another region where we have a concentration of stores, offices, or a distribution center; unexpected issues or costs from expanding in existing markets and entering new geographic markets; obtaining acceptable new store sites with favorable consumer demographics; and maintaining sufficient liquidity to support our continuing operations, new store openings, and ongoing capital expenditure plans. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2020, and fiscal 2021 Form 10-Qs and Form 8-Ks on file with the SEC. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2021 revenues of $18.9 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,628 locations in 40 states, the District of Columbia, and Guam at fiscal 2021 year-end. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 295 dd’s DISCOUNTS® stores in 21 states at the end of fiscal 2021 that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended			Twelve Months Ended
($000, except stores and per share data, unaudited)	January 29, 2022	January 30, 2021	February 1, 2020	January 29, 2022	January 30, 2021	February 1, 2020

Sales	$5,020,649	$4,249,671	$4,413,445	$18,916,244	$12,531,565	$16,039,073

Costs and Expenses
Cost of goods sold	3,773,636	3,157,044	3,224,237	13,708,907	9,838,574	11,536,187
Selling, general and administrative	755,867	690,624	601,879	2,874,469	2,503,281	2,356,704
Interest expense (income), net	17,828	19,152	(3,287)	74,328	83,413	(18,106)
Total costs and expenses	4,547,331	3,866,820	3,822,829	16,657,704	12,425,268	13,874,785

Earnings before taxes	473,318	382,851	590,616	2,258,540	106,297	2,164,288
Provision for taxes on earnings	106,496	144,871	134,483	535,951	20,915	503,360
Net earnings	$366,822	$237,980	$456,133	$1,722,589	$85,382	$1,660,928

Earnings per share
Basic	$1.05	$0.67	$1.29	$4.90	$0.24	$4.63
Diluted	$1.04	$0.67	$1.28	$4.87	$0.24	$4.60

Weighted-average shares outstanding (000)
Basic	349,060	352,609	354,090	351,496	352,392	358,462
Diluted	351.245	355,163	356,918	353,734	354,619	361,182

Stores count at end of period	1,923	1,859	1,805	1,923	1,859	1,805

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	January 29, 2022	January 30, 2021	February 1, 2020
Assets

Current Assets
Cash and cash equivalents	$4,922,365	$4,819,293	$1,351,205
Accounts receivable	119,247	115,067	102,236
Merchandise inventory	2,262,273	1,508,982	1,832,339
Prepaid expenses and other	169,291	249,149	147,048
Total current assets	7,473,176	6,692,491	3,432,828

Property and equipment, net	2,898,527	2,710,496	2,653,436
Operating lease assets	3,027,272	3,084,819	3,053,782
Other long-term assets	241,281	230,061	208,321
Total assets	$13,640,256	$12,717,867	$9,348,367

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$2,372,302	$2,256,928	$1,296,482
Accrued expenses and other	613,089	592,122	462,111
Current operating lease liabilities	630,517	598,120	564,481
Accrued payroll and benefits	588,772	400,273	364,435
Income taxes payable	10,249	54,680	14,425
Current portion of long-term debt	—	64,910	—
Total current liabilities	4,214,929	3,967,033	2,701,934

Long-term debt	2,452,325	2,448,175	312,891
Non-current operating lease liabilities	2,539,297	2,621,594	2,610,528
Other long-term liabilities	236,013	268,558	214,086
Deferred income taxes	137,642	121,867	149,679

Commitments and contingencies

Stockholders’ Equity	4,060,050	3,290,640	3,359,249
Total liabilities and stockholders’ equity	$13,640,256	$12,717,867	$9,348,367

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Twelve Months Ended
($000, unaudited)	January 29, 2022	January 30, 2021	February 1, 2020

Cash Flows From Operating Activities
Net earnings	$1,722,589	$85,382	$1,660,928
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	360,664	364,245	350,892
Loss on early extinguishment of debt	—	239,953	—
Stock-based compensation	134,217	101,568	95,438
Deferred income taxes	15,775	(27,812)	32,009
Change in assets and liabilities:
Merchandise inventory	(753,291)	323,357	(81,897)
Other current assets	1,420	(39,406)	(10,315)
Accounts payable	135,311	938,837	114,153
Other current liabilities	198,595	171,444	30,513
Income taxes	(44,579)	39,806	(35,239)
Operating lease assets and liabilities, net	7,647	13,669	15,631
Other long-term, net	(39,499)	34,890	(567)
Net cash provided by operating activities	1,738,849	2,245,933	2,171,546

Cash Flows From Investing Activities
Additions to property and equipment	(557,840)	(405,433)	(555,483)
Proceeds from investments	—	—	517
Net cash used in investing activities	(557,840)	(405,433)	(554,966)

Cash Flows From Financing Activities
Issuance of common stock related to stock plans	25,069	23,534	22,209
Treasury stock purchased	(57,345)	(45,222)	(60,665)
Repurchase of common stock	(649,997)	(132,467)	(1,275,000)
Dividends paid	(405,123)	(101,404)	(369,793)
Net proceeds from issuance of short-term debt	—	805,601	—
Payments of short-term debt	—	(805,601)	—
Net proceeds from issuance of long-term debt	—	2,965,115	—
Payments of long-term debt	(65,000)	(775,009)	—
Payments of debt extinguishment and debt issuance costs	—	(232,688)	—
Net cash (used in) provided by financing activities	(1,152,396)	1,701,859	(1,683,249)

Net increase (decrease) in cash, cash equivalents, and restricted cash and cash equivalents	28,613	3,542,359	(66,669)

Cash, cash equivalents, and restricted cash and cash equivalents:
Beginning of period	4,953,769	1,411,410	1,478,079
End of period	$4,982,382	$4,953,769	$1,411,410

Reconciliations:
Cash and cash equivalents	$4,922,365	$4,819,293	$1,351,205
Restricted cash and cash equivalents included in prepaid expenses and other	11,403	85,711	10,235
Restricted cash and cash equivalents included in other long-term assets	48,614	48,765	49,970
Total cash, cash equivalents, and restricted cash and cash equivalents:	$4,892,382	$4,953,769	$1,411,410

Supplemental Cash Flow Disclosures
Interest paid	$84,331	$72,471	$12,682
Income taxes paid	$564,755	$8,921	$506,591